Exhibit 99.1

Contacts:
	Investors:	Media:
	Anna Marie Dunlap	Kent Jenkins
	SVP Investor Relations	VP Public Affairs Communications
	714-424-2678	202-682-9494

CORINTHIAN COLLEGES REPORTS

SECOND QUARTER 2013 RESULTS

Santa Ana, CA, January 31, 2013 — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the second quarter ended December 31, 2012. Results for the quarter met the company’s previous guidance ranges for revenue and earnings per share and fell below guidance for new student enrollment growth.

“During the second quarter we continued to focus on student completion and graduate placement, as well as several initiatives to strengthen and diversify operations and restore growth,” said Jack Massimino, Corinthian’s chairman and chief executive officer. “We maintained fiscal discipline and held margins steady while continuing to absorb the loss of Ability-to-Benefit (ATB) students in the ground schools.”

“Our non-ATB student population has been stabilizing over the past several quarters, and non-ATB new student growth was 5.6% in the first half of the fiscal year compared with the same period last year,” Massimino said. “In the second quarter total new student growth was lower than expected, as we experienced a decline in new Online Learning students. The decrease was primarily the result of a challenging prior-year comparable and execution issues in admissions and student finance. We expect Online Learning to return to growth in the third quarter.”

“We are pursuing a number of initiatives to achieve more consistent growth while improving the student value proposition,” Massimino said. “We have reduced tuition for several programs, and our third-party lender substantially reduced interest rates on gap financing for our students. We believe these efforts helped us achieve higher-than-expected new student enrollments at most Everest ground schools in the second quarter. In addition, we are in the process of rolling out several new diploma programs across our schools and began offering free GED preparation programs at most Everest U.S. ground campuses last October. We believe the GED program will benefit the communities we serve and has the potential to help increase our campus enrollments over time.”

Comparing the second quarter of fiscal 2013 with the same quarter of the prior year (Note: results for continuing operations only):

•                  Net revenue was $409.7 million versus $392.1 million, an increase of 4.5%.

•                  Total student population at December 31, 2012 was 88,688 versus 90,910 at December 31, 2011, a decrease of 2.4%.

•                  New student enrollments totaled 23,703 versus 24,790, a decrease of 4.4%.

•                  Non-ATB new student enrollments totaled 23,269 versus 23,232.

•                  Operating income was $14.1 million, compared with operating income of $13.4 million, which excludes $2.7 million in impairment and severance charges in Q2 12.

•                  Income from continuing operations (after tax) was $4.3 million, compared with $5.5 million, excluding impairment and severance charges in Q2 12.

•                  Diluted earnings per share from continuing operations were $0.05, versus diluted earnings per share of $0.06, excluding impairment and severance charges in Q2 12.

Financial Review

Educational services expenses were 61.4% of revenue in Q2 13 versus 60.3% in Q2 12.  The increase is primarily the result of an increase in bad debt. Bad debt increased to 4.3% of revenue in Q2 13 versus 3.4% of revenue in Q2 12. The increase in bad debt expense is primarily the result of delays in student financial aid processing.

Marketing and admissions expenses were 24.9% of revenue in Q2 13 versus 24.6% in Q2 12.  The increase is primarily the result of higher advertising and lead generation expenses.

General and administrative expenses were 10.3% of revenue in Q2 13 versus 11.7% in Q2 12. The decrease is primarily due to cost reduction initiatives.

The operating margin was 3.5% in Q2 13 versus 3.4% in Q2 12, excluding impairment and severance charges in Q2 12.

Cash and cash equivalents totaled $43.6 million at December 31, 2012, compared with $72.5 million at June 30, 2012. The decrease in cash is primarily due to the net repayment of borrowings under our credit facility during the first half of this fiscal year, partially offset by the timing of cash receipts and payments.

Debt and capital leases (including current portion) totaled $47.1 million at December 31, 2012, compared with $149.0 million at June 30, 2012.

Cash flow from operations was $102.1 million in the first six months of FY 13, versus $137.2 million in the same period of the prior year. The decrease is primarily due to the timing of cash payments and receipts related to working capital.

Capital expenditures were $18.1 million for the first six months of fiscal 2013, versus $20.1 million in the same period last year. The decrease is primarily the result of opening fewer new campuses.

Regulatory Update

On November 5, 2012, we filed an 8-K regarding a letter from the Department of Education (ED) about its determination of our financial responsibility composite score for fiscal 2011. The score is calculated annually by ED as a test of whether an institution meets ED’s standards of financial responsibility. ED has calculated the company’s fiscal 2011 composite score to be .9, while we have calculated our fiscal 2011 score to be 2.1. The main source of the difference between the two calculations is ED’s interpretation of how goodwill impairment charges should be treated in the formula. A composite score below 1.0 subjects the company to additional monitoring and reporting by ED, and requires the posting of a letter of credit. (For more detail on this issue, see the 8-K referenced above: http://investors.cci.edu/secfiling.cfm?filingID=1299933-12-2473&CIK=1066134.)

We met with ED officials and have requested reconsideration of the letter of credit requirement. In December 2012, we filed our fiscal 2012 financials and audits with ED, and re-filed our fiscal 2011 financials to reflect the reclassification of certain schools into discontinued operations. Based upon our re-filed fiscal 2011 financials and our fiscal 2012 financials, even using ED’s method for the treatment of goodwill impairment charges, we calculate our composite score to be 1.0 for fiscal 2011 and 1.5 for fiscal 2012. Either result could serve as a basis for ED not to impose the letter of credit requirement. This matter is pending at ED and no assurances can be made with respect to its final determination. As a contingency, we are pursuing alternative sources of financing to be able to post a letter of credit if one is required.  In addition, while this matter is pending at ED, we have agreed with our banks that we will not draw additional amounts on our credit facility and that we will provide additional financial reporting.

During the second quarter ended December 31, 2012, we received an investigative subpoena from the California Attorney General which requires the production of a broad range of documents and other items related to cohort default rates, placement and completion data, marketing, admissions, enrollment and financial aid processes, and other matters. The subpoena appears to be part of a broader investigation of the for-profit education industry in California. On January 11, 2013, we received a request from the Wisconsin Attorney General, requiring the production of information related to the Everest Milwaukee campus, including student outcomes, employers and externships, enrollment processes, financial aid, and marketing. Our Milwaukee campus was placed in discontinued operations as of December 31, 2012. We expect to provide reasonable cooperation in responding to both of these Attorneys General.

Guidance

The following guidance is for continuing operations and excludes any one-time charges.

Time Period	Revenue	Diluted EPS	Total New Student Growth	Non-ATB New Student Growth

Q3 13	$400 - $410 million	$0.04 - $0.06	(4-6%)	1-3%

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss second quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investors/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through 11:00 p.m. PT, Wednesday, February 6th.  The playback can be reached by dialing (855) 859-2056 and using passcode 82915219.

About Corinthian Colleges

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 113 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding our belief that reduced tuition for several programs and lower interest rates on third-party loans has made or will make our programs more affordable and attractive to prospective students; our belief that launching new diploma programs in ground schools and offering free GED preparation programs at some Everest campuses will help increase enrollment; our expectation that some portion of successful GED completers will enroll at Everest or other post-secondary institutions; our expected return to growth in Online Learning; overall enrollment growth or declines in future periods; our ability to manage student outcomes and improve the student value proposition; and the statements under the heading “Guidance” above.  Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: potential negative effects from the loss of ATB students; the uncertain outcome of ED’s determination related to our financial responsibility composite score; ED’s possible responses to a U.S. District Court ruling that invalidated its gainful employment rule, which could change the manner in which we conduct our business; the company’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies, including state attorneys general; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; potential increased competition; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate, and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(in thousands, except per share data)

Consolidated Statements of Operations (unaudited)

	For the three months ended December 31,		For the six months ended December 31,
	2012	2011	2012	2011

Net revenues	$409,720	$392,111	$816,110	$783,432
Operating expenses
Educational services	251,482	236,271	500,075	480,378
General and administrative	42,284	45,826	85,233	91,925
Marketing and admissions	101,818	96,604	201,202	194,239
Impairment, facility closing and severance charges	—	2,718	760	11,943
Total operating expenses	395,584	381,419	787,270	778,485
Income from operations	14,136	10,692	28,840	4,947
Interest income	162	745	365	904
Interest expense	(1,213)	(2,804)	(2,505)	(5,381)
Other expense, net	(6,163)	(2,207)	(10,409)	(3,150)
Income (loss) from continuing operations before Provision (benefit) for income taxes	6,922	6,426	16,291	(2,680)
Provision (benefit) for income taxes	2,669	2,522	6,321	(1,309)
Income (loss) from continuing operations	4,253	3,904	9,970	(1,371)
Loss from discontinued operations, net of tax	(4,321)	(2,110)	(8,459)	(6,471)
Net income (loss)	$(68)	$1,794	$1,511	$(7,842)
Income (loss) per share—basic
Income (loss) from continuing operations	$0.05	$0.05	$0.12	$(0.02)
Loss from discontinued operations	$(0.05)	$(0.03)	$(0.10)	$(0.07)
Income (loss) per share—diluted
Income (loss) income from continuing operations	$0.05	$0.05	$0.12	$(0.02)
Loss from discontinued operations	$(0.05)	$(0.03)	$(0.10)	$(0.07)
Weighted average number of common shares outstanding
Basic	85,797	84,868	85,641	84,838
Diluted	86,548	85,222	86,363	84,838

Selected Consolidated Balance Sheet Data (unaudited)

	December 31, 2012	June 30, 2012

Cash and cash equivalents	$43,633	$72,525
Receivables, net (including long term notes receivable)	$173,320	$197,763
Current assets	$289,878	$356,345
Total assets	$996,259	$1,064,513
Current liabilities	$313,510	$284,154
Total debt and capital leases	$47,121	$148,974
Total liabilities	$426,840	$499,598
Total stockholders’ equity	$569,419	$564,915